Exhibit 99.1

CORECIVIC TO REDEEM 8.250% SENIOR NOTES DUE 2026

BRENTWOOD, Tenn. (March 15, 2024) – CoreCivic, Inc. (NYSE: CXW) (“CoreCivic”) announced today that it is delivering an irrevocable notice to the holders of all of CoreCivic’s previously issued $675,000,000 original aggregate principal amount of 8.250% senior unsecured notes due 2026 (the “2026 Notes”) that CoreCivic has elected to redeem in full the 2026 Notes that remain outstanding on April 15, 2024 (the “Redemption Date”). The 2026 Notes were otherwise scheduled to mature on April 15, 2026. The 2026 Notes will be redeemed at a redemption price equal to 104.125% of the principal amount of the then outstanding 2026 Notes, plus accrued and unpaid interest on such 2026 Notes to, but not including, the Redemption Date (the “Redemption Price”). As of March 15, 2024, the principal amount of the outstanding 2024 Notes was $98,774,000. CoreCivic intends to use a combination of cash on hand and available capacity under its revolving credit facility to fund the Redemption Price.

This press release shall not constitute a notice of redemption of the 2026 Notes.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest prison operators in the United States. CoreCivic has been a flexible and dependable partner for government for 40 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements including statements regarding CoreCivic’s redemption of the 2026 Notes and its funding of the Redemption Price. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Such forward-looking statements may be affected by risks and uncertainties in CoreCivic’s business and market conditions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by CoreCivic with the U.S. Securities and Exchange Commission (the “SEC”) and include the risk factors described in CoreCivic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 20, 2024. Except as required by applicable law, CoreCivic undertakes no obligation to update forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Contact:

Investors: Mike Grant - Managing Director, Investor Relations - (615) 263-6957

Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204